Exhibit 99.1

Sunoco LP Announces Pricing of Upsized Private Offering of Senior Notes

DALLAS, March 20, 2025 – Sunoco LP (NYSE: SUN) (“Sunoco” or the “Partnership”) today announced that it has priced at 100% a private offering (the “offering”) of 6.250% senior notes due 2033 in an aggregate principal amount of $1 billion (the “notes”). This offering was upsized from an initial offering size of $750 million aggregate principal amount. The sale of the notes is expected to settle on March 31, 2025, subject to the satisfaction of customary closing conditions.

Sunoco intends to use the net proceeds from the offering to repay indebtedness, including by redeeming in full NuStar Logistics, L.P.’s 5.750% senior notes due 2025 (the “NuStar 2025 Notes”) and repaying a portion of the outstanding borrowings under Sunoco’s revolving credit facility.

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Additionally, this news release shall not constitute a notice of redemption under the indenture governing the NuStar 2025 Notes.

About Sunoco LP

Sunoco LP (NYSE: SUN) is an energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico with an extensive network of approximately 14,000 miles of pipeline and over 100 terminals for midstream operations. Sunoco’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and any other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Erik Gulbrandsen

Director – Investor Relations and Capital Markets

(214) 840-5684, erik.gulbrandsen@sunoco.com

SOURCE Sunoco LP